Exhibit 99.1
Bancorp of New Jersey, Inc. Announces Continued Profitability,
Increased Quarterly Earnings, and Reaches $300 Million Asset Level
February 12, 2009
Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE Alternext: BKJ) reported fourth quarter net income of $174 thousand, or $0.03 per diluted share, compared to $138 thousand, or $0.03 per diluted share, for the same period in 2007. Net income for the year ended December 31, 2008 was $527 thousand, or $0.10 per diluted share, as compared to $816 thousand, or $0.17 per diluted share, for the year ended December 31, 2007.
During the fourth quarter of 2008, net interest income reached $1.9 million, an increase of approximately $195 thousand, or 11.6%, over the $1.7 million of net interest income earned during the fourth quarter of 2007. During the year ended December 31, 2008, net interest income exceeded $6.9 million compared to $6.2 million during the year ended December 31, 2007. These increases reflect management’s focus on increasing net interest income during these times of economic uncertainty and periods of falling interest rates.
Bancorp of New Jersey’s total assets grew to $304.1 million at December 31, 2008 compared to $260.2 million at December 31, 2007. The company also experienced strong growth in its loans, deposits, and equity as well. Total loans reached $234.9 million at December 31, 2008 compared to $183.5 million at December 31, 2007, an increase of 28.0%. Total deposits increased to $254.0 million at December 31, 2008 from $212.9 million at December 31, 2007, an increase of 19.3%. Stockholders’ equity grew to $47.9 million at December 31, 2008 from $45.8 million at December 31, 2007.
Bancorp of New Jersey, Inc. neither requested nor received any T.A.R.P. (“Troubled Assets Relief Program”) funds due to its strong capital position and the costs, provisions, and possible reputational risks associated with T.A.R.P.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 5 branch offices located in Fort Lee (3 locations), Hackensack, and Haworth, all in Bergen County, NJ. A sixth location in Harrington Park is expected to open during March, 2009.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in our markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; customer acceptance of our products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions; and the extent and timing of legislative and regulatory actions and reforms; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
INCOME STATEMENT	2008	2007	2008	2007
Net Interest Income	$1,874	$1,679	$6,911	$6,155
Provision for loan losses	146	140	459	1,046
Noninterest Expense, net	1,422	1,290	5,505	4,219
Pretax Income	306	249	947	890
Tax Expense	132	111	420	74
Net Income	$174	$138	$527	$816
Basic Earnings per Share	$0.03	$0.03	$0.10	$0.17
Diluted Earnings per Share	$0.03	$0.03	$0.10	$0.17
Weighted Average Shares — Basic	5,065	4,939	5,023	4,856
Weighted Average Shares — Diluted	5,065	4,962	5,090	4,880

SELECTED BALANCE SHEET
DATA AT END OF PERIOD	12/31/2008	12/31/2007
Total Loans	$234,936	$183,536
Allowance for Loan Losses	2,371	1,912
Investment Securities	18,077	2,324
Total Assets	304,104	260,245
Total Deposits	254,005	212,941
Stockholders’ Equity	47,864	45,840